Exhibit 99.1

GOLDFIELD ANNOUNCES 2019 FIRST-QUARTER RESULTS

Company Achieves Record Revenues

MELBOURNE, Florida, May 8, 2019 - The Goldfield Corporation (NYSE American: GV), a leading provider of electrical construction services for the utility industry and industrial customers, today announced its financial results for the three months ended March 31, 2019. Through its subsidiaries, Power Corporation of America, C and C Power Line, Inc., Southeast Power Corporation and Precision Foundations, Inc., Goldfield provides electrical construction services primarily in the Southeast, mid-Atlantic, and Texas-Southwest regions of the United States. To a lesser extent, Goldfield is also engaged in real estate operations focused on the development of residential properties on the east coast of Central Florida.

President and Chief Executive Officer John H. Sottile said, “First quarter electrical construction revenue grew by over 21 percent year-over-year, and our real estate development operations delivered a strong top and bottom-line performance. Although total revenue for the quarter increased by a robust 37.9 percent against a solid performance in the year ago period, our profit margins were held back primarily due to electrical construction projects in our Texas-Southwest region affected by weather and project productivity issues.”

Sottile continued, “As we look ahead to the rest of 2019, we see the potential for significant growth in both our customer base and services across our Texas-Southwest and mid-Atlantic regions, as well as opportunities in our Southeast region through expanding our geographic customer base and strengthening of service offerings with existing customers. Additionally, we are taking steps to improve margin performance across our entire base of operations. The repositioning of our foundation operations, executed over the past year, should begin to yield benefits going forward as we are starting to secure work that meets our profit margin guidelines. In our Texas-Southwest operations, we are broadening our service offering and diversifying our customer base to drive improved results from this important region.”

For the quarter ended March 31, 2019, compared to the same period in 2018:

•	Consolidated revenue increased 37.9% to $47.5 million from $34.4 million, attributable to increased electrical construction operations.
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Electrical construction revenue increased 21.3% to $41.4 million from $34.1 million primarily due to increases in both master service agreements (“MSA”) and non-MSA customer project activity, as well as service line expansion.

•	Real estate development revenue increased to $6.1 million from $307,000 mainly due to the timing of the completion of units available for sale.
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Gross margin on electrical construction decreased to 14.7% from 21.5%, attributable to project losses in our Texas-Southwest operations resulting from weather and project productivity issues, as well as start-up costs related to the substation service line expansion in the Texas-Southwest region.

•	Gross margin on real estate development held relatively steady at 31.2% compared to 30.3%.
•

Operating income decreased to $2.9 million from $3.5 million, mainly due to lower margins on electrical construction projects, an increase in depreciation expense and higher selling, general and administrative expenses, partially offset by higher real estate development gross margin.

•	Net income decreased to $1.8 million, or $0.07 per share, compared to $2.4 million, or $0.09 per share.
•

EBITDA (a non-GAAP measure)(1) was $5.5 million compared to $5.4 million. This increase was primarily due to the increase in real estate development segment margin, partially offset by the decrease in electrical construction margins and increases in depreciation and selling, general and administrative expenses.

Backlog

At March 31, 2019, total backlog increased $15.2 million (7.8%) to $208.2 million, from $193.1 million at the same date last year. Total backlog includes total revenue estimated over the remaining life of the MSAs plus estimated revenue from fixed-price contracts.

The Company’s 12-month electrical construction backlog decreased $12.1 million (10.9%) to $99.0 million from $111.1 million at the same date last year, mainly due to adjustments to existing MSA backlog estimates,

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partially offset by new MSA customer backlog estimates. The impact of future projects awarded under MSAs cannot be determined with certainty and revenue from such contracts may vary substantially from current estimates.

Backlog is estimated at a particular point in time and is not determinative of total revenue in any particular period. It does not reflect future revenue from a significant number of short-term projects undertaken and completed between the estimated dates.

Stock Buy Back Program

The Company has extended its Stock Repurchase plan from September 30, 2019 until September 30, 2020 and has increased the number of shares available for purchase under the plan. Under the revised plan 2,726,120 shares were available for repurchase as of March 31, 2019. The Company repurchased 861,111 shares in December 2018. For the three months ended March 31, 2019, Goldfield repurchased 67,709 shares.

Conference Call

The Company’s President and Chief Executive Officer John H. Sottile and Chief Financial Officer Stephen R. Wherry will host a conference call and webcast to discuss results at 10 a.m. Eastern time on, Thursday, May 9, 2019. To participate in the conference call via telephone, please dial (866) 373-3407 (domestic) or (412) 902-1037 (international) at least five minutes prior to the start of the event. Goldfield will also webcast the conference call live via the internet. Interested parties may access the webcast at https://78449.themediaframe.com/dataconf/productusers/gv/mediaframe/29913/indexl.html or through the Investor Relations section of the Company’s website at http://www.goldfieldcorp.com. Please access the website at least 15 minutes prior to the start of the call to register and download and install any necessary audio software. The webcast will be archived at this link or through the Investor Relations section of the Company’s website for six months.

About Goldfield

Goldfield is a leading provider of electrical construction services engaged in the construction of electrical infrastructure for the utility industry and industrial customers, primarily in the Southeast, mid-Atlantic and Texas-Southwest regions of the United States. For additional information on our first-quarter 2019 results, please refer to our report on Form 10-Q being filed with the Securities and Exchange Commission and visit the Company’s website at http://www.goldfieldcorp.com.

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(1) Represents Non-GAAP Financial Measure - The non-GAAP financial measure used in this earnings release is more fully described in the accompanying supplemental data and reconciliation of the non-GAAP financial measure to the reported GAAP measure. The non-GAAP measure in this press release and on The Goldfield Corporation’s website is provided to enable investors and analysts to evaluate the Company’s performance excluding the effects of certain items that impact the comparability of operating results between reporting periods and compare the Company’s operating results with those of its competitors. This measure should be used to supplement, and not in lieu of, results prepared in conformity with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly-titled measures of other companies.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:

The Goldfield Corporation

Robert Winters or Josh Littman

Phone: (312) 445-2870

Email: gv@alpha-ir.com

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The Goldfield Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31,
	2019	2018
Revenue
Electrical construction	$41,387,318	$34,131,919
Real estate development	6,092,938	306,777
Total revenue	47,480,256	34,438,696
Costs and expenses
Electrical construction	35,292,012	26,782,860
Real estate development	4,189,654	213,757
Selling, general and administrative	2,528,321	2,116,414
Depreciation and amortization	2,581,079	1,887,508
(Gain) loss on sale of property and equipment	(25,851)	(13,391)
Total costs and expenses	44,565,215	30,987,148
Total operating income	2,915,041	3,451,548
Other income (expense), net
Interest income	11,552	6,789
Interest expense, net of amount capitalized	(351,992)	(189,617)
Other income, net	32,284	15,094
Total other expense, net	(308,156)	(167,734)
Income before income taxes	2,606,885	3,283,814
Income tax provision	827,264	878,139
Net income	$1,779,621	$2,405,675
Net income per share of common stock — basic and diluted	$0.07	$0.09
Weighted average shares outstanding — basic and diluted	24,526,165	25,451,354

The Goldfield Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$15,037,639	$11,376,373
Accounts receivable and accrued billings, net	27,155,515	22,236,071
Costs and estimated earnings in excess of billings on uncompleted contracts	14,216,479	12,030,000
Income taxes receivable	1,069,445	1,220,527
Residential properties under construction	203,075	8,244,995
Real estate inventory	5,137,139	-
Prepaid expenses	1,563,796	634,069
Other current assets	867,915	1,835,743
Total current assets	65,251,003	57,577,778
Property, buildings and equipment, at cost, net	56,588,575	48,927,055
Deferred charges and other assets	9,125,123	6,043,642
Total assets	$130,964,701	$112,548,475
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$18,116,933	$15,999,157
Current portion of notes payable, net	12,301,391	7,161,890
Accrued remediation costs	65,136	60,101
Other current liabilities	1,207,248	1,278,857
Total current liabilities	31,690,708	24,500,005
Deferred income taxes	6,737,224	6,061,042
Accrued remediation costs, less current portion	421,455	436,982
Notes payable, less current portion, net	30,246,381	21,731,024
Other accrued liabilities	645,165	213,990
Total liabilities	69,740,933	52,943,043
Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	43,400,812	41,621,191
Common stock in treasury, at cost	(3,440,104)	(3,278,819)
Total stockholders’ equity	61,223,768	59,605,432
Total liabilities and stockholders’ equity	$130,964,701	$112,548,475

The Goldfield Corporation and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

EBITDA, a non-GAAP performance measure used by management, is defined as net income (loss) plus: interest expense, provision (benefit) for income taxes and depreciation and amortization, as shown in the table below. EBITDA, a non-GAAP financial measure, does not purport to be an alternative to net income (loss) as a measure of operating performance. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly-titled measures of other companies. We use, and we believe investors benefit from the presentation of, EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

	Three Months Ended
	March 31,
EBITDA	2019	2018
Net income (GAAP as reported)	$1,779,621	$2,405,675
Interest expense, net of amount capitalized	351,992	189,617
Provision for income taxes, net (1)	827,264	878,139
Depreciation and amortization (2)	2,581,079	1,887,508
EBITDA	$5,539,956	$5,360,939
(1)	Provision for income tax, net is equal to the total amount of tax provision, which includes the tax benefit for discontinued operations.
(2)	Depreciation and amortization include depreciation on property, plant and equipment and amortization of finite-lived intangible assets.